Exhibit 99.1

Altimmune Announces First Quarter 2018 Financial Results and Provides

Corporate Update

Conference call and webcast scheduled for tomorrow, May 16 at 8:30am ET

GAITHERSBURG, MD, May 15, 2018 — Altimmune, Inc. (Nasdaq: ALT), a clinical-stage immunotherapeutics company, today announced financial results for the three months ended March 31, 2018.

Recent Corporate Highlights

•	Announced positive proof-of-concept data from its Phase 2a intranasal flu vaccine trial with NasoVAX™ vaccine when compared with a licensed injectable seasonal flu vaccine;

•	Announced positive pre-clinical data for survival and immunogenicity from the Company’s Phase 2 SparVax-L program when compared against BioThrax to prevent anthrax infection;

•	Extended its IP protection of NasoShield in the U.S. with a Notice of Allowance from the U.S. Patent Office; and

•	Consolidated multiple Gaithersburg sites, including laboratory buildout, into new headquarters in Gaithersburg.

“We have had a very data-rich few months with results being reported from our NasoVAX, HepTcell, and SparVax-L programs,” said William J. Enright, Chief Executive Officer of Altimmune. “The positive results from our NasoVAX trial give us strong confidence that we have a truly novel approach to combat flu and we look forward to getting Phase 2b clinical trials started next year. NasoVAX has tremendous potential as an effective, easy-to-administer flu vaccine that could provide better protection than current vaccines.”

“We are also excited by the results on our SparVax-L study where two doses of SparVax-L produced levels of protective immunity that were significantly greater than that obtained following two doses of the licensed vaccine and we look forward to moving that program forward once we secure additional government funding,” Mr. Enright added. “We continue to evaluate our HepTcell results and will update investors on our next steps after we complete the data analysis from the remaining timepoints and better understand our initial results. Operationally, we are focused on executing and moving our programs forward towards licensure as we believe our vaccines offer significant advantages.”

Financial Results for the first-quarter of 2018

Revenues for the first-quarter of 2018 were $2.7 million compared to $0.3 million for the same period in 2017. The change was primarily due to a $1.6 million increase in revenue from our contract with the Biomedical Advanced Research and Development Authority (“BARDA”) compared to the same period in 2017. Revenue for first-quarter 2018 also included $0.8 million from a contract with the National Institute of Allergy and Infectious Disease (“NIAID”).

Research and development expenses were $5.7 million for the first-quarter of 2018 as compared to $2.8 million for same period in 2017. The change was due to an increase of $1.2 million in spending on the development of the NasoShield product candidate; an increase of $0.6 million in HepTcell costs from additional study analysis efforts; an increase of $0.4 million related to the addition of research and development costs of the SparVax-L asset; an increase of $0.3 million in costs due to our NasoVAX Phase 2 trial and an increase of $0.5 million in other research and development costs, compared to the same period in 2017.

General and administrative expenses were $2.4 million for the first-quarter of 2018 as compared with $2.0 million for the same period in 2017. The change was the combined result of an increase of $0.9 million in public company costs, an increase of $0.2 million in salaries and benefits, offset by a decrease of $0.8 million in costs related to the merger with PharmAthene compared to the same period in 2017.

Goodwill impairment charges of $0.5 million reported during the first-quarter of 2018 represented an adjustment recorded during the measurement period to reduce the tax refund receivable acquired in connection with the merger. The adjustment to reduce the tax refund receivable resulted in a corresponding increase in goodwill which was determined to be fully impaired during the year ended December 31, 2017. The non-cash charge has no effect on our current cash balance or operating cash flows.

Net loss attributed to common stockholders for the first-quarter of 2018 was $5.1 million as compared to $4.7 million for the same period in 2017. Excluding the non-cash goodwill impairment charges, net loss attributed to common stockholders for the first quarter of 2018 would have been $4.6 million.

Net loss per share attributed to common stockholders for the first-quarter of 2018 was $0.25 compared with $0.68 for the same period of 2017. Excluding the non-cash goodwill impairment charges, net loss per share attributable to common stockholders for the first quarter of 2018 would have been $0.23, compared to $0.68 for the same period of 2017.

At March 31, 2018, the Company had cash and cash equivalents of $8.1 million.

Conference Call Details

Date:	Wednesday, May 16
Time:	8:30am Eastern Time
Domestic:	866-548-4713
International:	323-794-2093
Conference ID:	6280732
Webcast:	http://public.viavid.com/index.php?id=128569

Replays will be available through June 12:

Domestic:	844-512-2921
International:	412-317-6671
Replay PIN:	6280732

About Altimmune

Altimmune is a clinical-stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of disease and on the development of two next-generation anthrax vaccines that are intended to improve protection and safety while having favorable dosage and storage requirements compared to other anthrax vaccines. The company has two proprietary platform technologies, RespirVec and Densigen, each of which has been shown to activate the immune system in distinctly different ways than traditional vaccines.

Forward-Looking Statement

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the prospects for commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Altimmune, Inc. (the “Company”) may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: the terms of the Company’s Series B preferred stock offering and related warrants; our lack of financial resources and access to capital; realizing the benefits of the merger between Altimmune, Inc. and PharmAthene, Inc.; our ability to utilize the benefits of our tax assets and the results of a tax examination initiated by the IRS; clinical trials and the commercialization of proposed product candidates (such as marketing, regulatory, product liability, supply, competition, dependence on third parties and other risks); the regulatory approval process; dependence on intellectual property; the Company’s BARDA contract and other government programs, reimbursement and regulation. Further information on the factors and risks that could affect the Company’s business, financial conditions and results of operations are contained in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, which are available at www.sec.gov.

Contacts

Bill Enright

President and CEO

Phone: 240-654-1450

Email: enright@altimmune.com

Ashley Robinson

Managing Director

LifeSci Advisors

Phone: 617-766-5956

Email: arr@lifesciadvisors.com

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended March 31,
	2018	2017
Revenue
Research grants and contracts	$2,686,042	$294,633
License revenue	4,938	4,938

Total revenue	2,690,980	299,571

Operating expenses
Research and development	5,746,971	2,786,122
General and administrative	2,447,894	2,030,516
Goodwill impairment charges	490,676	—

Total operating expenses	8,685,541	4,816,638

Loss from operations	(5,994,561)	(4,517,067)

Other income (expense)
Changes in fair value of warrant liability	1,547,982	—
Changes in fair value of embedded derivative	(7,042)	—
Interest expense	(870)	(60,603)
Interest income	31,590	—
Other income (expense), net	257,725	(1,111)

Total other income (expense), net	1,829,385	(61,714)

Net loss before income tax benefit	(4,165,176)	(4,578,781)
Income tax benefit	991,638	—

Net loss	(3,173,538)	(4,578,781)
Other comprehensive income — foreign currency translation adjustments	615,471	579,836

Comprehensive loss	$(2,558,067)	$(3,998,945)

Net loss	$(3,173,538)	$(4,578,781)
Preferred stock accretion and dividends	(1,891,321)	(118,356)

Net loss attributable to common stockholders	$(5,064,859)	$(4,697,137)

Weighted-average common shares outstanding, basic and diluted	20,145,270	6,917,708

Net loss per share attributable to common stockholders, basic and diluted	$(0.25)	$(0.68)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$4,559,894	$8,769,465
Restricted cash	3,534,174	3,534,174

Total cash, cash equivalents, and restricted cash	8,094,068	12,303,639
Accounts receivable	3,754,976	3,806,239
Tax refunds receivable	6,622,352	6,361,657
Prepaid expenses and other current assets	1,449,364	994,332

Total current assets	19,920,760	23,465,867
Property and equipment, net	1,374,927	603,146
Intangible assets, net	39,345,901	38,722,270
Other assets	225,133	238,917

Total assets	$60,866,721	$63,030,200

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Notes payable	$49,702	$49,702
Accounts payable	513,168	129,075
Accrued expenses	4,528,125	3,625,257
Current portion of deferred revenue	44,753	19,753
Current portion of deferred rent	19,385	15,914

Total current liabilities	5,155,133	3,839,701
Deferred income taxes	5,440,450	5,938,402
Other long-term liabilities	3,776,390	4,574,507

Total liabilities	14,371,973	14,352,610

Contingencies
Series B redeemable convertible preferred stock; $0.0001 par value; 16,000 shares designated; 6,958 and 12,177 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively; aggregate liquidation and redemption value of $5,954,516 at March 31, 2018	5,954,516	9,281,767

Stockholders’ equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 22,271,635 and 18,127,119 shares issued; 22,250,337 and 18,103,691 shares outstanding at March 31, 2018 and December 31, 2017, respectively	2,225	1,810
Additional paid-in capital	125,357,899	121,655,838
Accumulated deficit	(80,858,377)	(77,684,839)
Accumulated other comprehensive loss — foreign currency translation adjustments	(3,961,515)	(4,576,986)

Total stockholders’ equity	40,540,232	39,395,823

Total liabilities and stockholders’ equity	$60,866,721	$63,030,200

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted net loss attributed to common stockholders	Three Months Ended March 31,
	2018	2017
Net loss attributed to common stockholders	$(5,064,859)	$(4,697,137)
Goodwill impairment charges	490,676	—

Adjusted net loss attributed to common stockholders	$(4,574,183)	$(4,697,137)

Adjusted Net Loss per Share	Three Months Ended March 31,
	2018	2017
Net loss per share attributed to common stockholders, basic and diluted	$(0.25)	$(0.68)
Goodwill impairment charges, net of $0 taxes	0.02	—

Adjusted net loss per share attributed to common stockholders, basic and diluted	$(0.23)	$(0.68)